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                                                                      EXHIBIT 12

                               BIOWHITTAKER, INC.
                              8830 BIGGS FORD ROAD
                          WALKERSVILLE, MD 21793-0127
                                 (301) 898-7025

                                                                 August 28, 1997

To Our Stockholders:

     The Board of Directors of BioWhittaker, Inc. (the "Company") is pleased to inform you that, on August 22, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cambrex Corporation ("Parent") and its wholly owned subsidiary, BW Acquisition Corporation (the "Purchaser"). Pursuant to the Merger Agreement, the Purchaser has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of the Company's Common Stock, par value $0.01 per share, and the associated Preferred Stock Purchase Rights (collectively, the "Shares"), at a price per Share of $11.625, net to the seller in cash, subject to the terms and conditions in the Offer to Purchase. The Offer currently is scheduled to expire at 12 o'clock midnight, New York City time, on Thursday, September 25, 1997.

     Following the successful completion of the Offer, and upon satisfaction of certain conditions contained in the Merger Agreement, including approval by stockholder vote, if required, the Purchaser will be merged into the Company (the "Merger") and all Shares not purchased in the Offer (except any Shares as to which the holder has properly exercised his or her dissenter's rights of appraisal) will be converted into the right to received $11.625 per Share in cash.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS. CONSEQUENTLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The recommendation of the Board of Directors is described in more detail in the Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9 Statement") filed by the Company with the Securities and Exchange Commission, a copy of which is enclosed with this letter. In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the 14D-9 Statement, including the opinion of Alex. Brown & Sons Incorporated, the Company's financial advisor, relating to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in the Offer and the Merger. A copy of this fairness opinion is attached as Annex B to the 14D-9 Statement. The 14D-9 Statement describes the Board's deliberations and contains important information relating to the Board's decision. Therefore, we urge you to read the 14D-9 Statement carefully in its entirety.

     In connection with the Merger Agreement and the Offer certain of the Company's directors and executive officers, as well as Anasco GmbH, the Company's largest stockholder, have agreed to tender all of the shares held by them (representing approximately 31.1% of the outstanding Shares on a fully diluted basis) pursuant to the Offer.

     Also accompanying this letter is a copy of the Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering your Shares. These documents set forth the terms and conditions of the Offer and provide instructions as to how to tender your Shares.
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     WE URGE YOU TO READ EACH OF THE ENCLOSED DOCUMENTS CAREFULLY AND CONSIDER
ALL OF THE INFORMATION SET FORTH THEREIN IN MAKING A DECISION WITH RESPECT TO TENDERING YOUR SHARES PURSUANT TO THE OFFER AND IN EFFECTING YOUR TENDER, SHOULD YOU ELECT TO DO SO.

     The Company's Board of Directors and management thank you for the support you have given the Company.

                                          On behalf of the Board of Directors

                                          JOSEPH F. ALIBRANDI
                                          Chairman of the Board of Directors

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